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                              GENSYM CORPORATION
                  EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT


Name                                       Jurisdiction of Incorporation
----                                       -----------------------------

Gensym International Corporation           Delaware

Gensym Securities Corporation              Massachusetts

Gensym FSC                                 U.S. Virgin Islands

Gensym B.V.                                The Netherlands

Gensym Canada Ltd.                         Canada

Gensym GmbH                                Germany

Gensym S.A.                                France

Gensym Ltd.                                United Kingdom

Gensym Srl.                                Italy

Gensym MENA                                Tunisia

Gensym AB                                  Sweden

Gensym Japan Corporation                   Japan

Gensym Asia Pacific Pte, Ltd.              Singapore